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                      AMENDMENT NO. 3 TO RIGHTS AGREEMENT



     AMENDMENT, dated as of February 11, 1998 (this "Amendment"), to the Rights Agreement dated as of April 14, 1989, as amended as of January 11, 1994 and February 10, 1998 (as amended, the "Rights Agreement"), between Scotsman Industries, Inc., a Delaware corporation (the "Company"), and Harris Trust & Savings Bank, an Illinois banking corporation (the "Rights Agent").

     WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     Section 1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

           "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, (x) was the Beneficial Owner (as such term is hereinafter defined), as of February 11, 1998, of 15% or more of the shares of Common Stock of the Company then outstanding (an "Existing 15% Holder") and thereafter shall be the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or greater than the percentage of shares of Common Stock of the Company beneficially owned by such Existing 15% Holder, together with all Affiliates and Associates of such Existing 15% Holder, as of February 11, 1998, plus 1% (the "Increased Percentage") or (y) is not an Existing 15% Holder but is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but in any case shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (iv) any Group (as such term is hereinafter defined) if and so long as (I) 95% of the shares of Common Stock beneficially owned by such



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      Group are beneficially owned (other than by reason of being a member of such Group) by New Scotsman Stockholders (as such term is defined in the Delfield Merger Agreement (as such term is hereinafter defined)), Permitted Persons (as such term is hereinafter defined) or Related Persons of a New Scotsman Stockholder or a Permitted Person and (II) each member of such Group beneficially owns no shares of Common Stock other than by reason of being a member of such Group and other than (A) shares of Common Stock acquired by such member pursuant to the Delfield Merger Agreement or the Whitlenge Share Acquisition Agreement (including, without limitation, shares acquired, or entitled to be acquired, under benefit plans of the Company by individuals designated or elected as directors of the Company in accordance with the terms of the Delfield Merger Agreement or the Whitlenge Share Acquisition Agreement), (B) shares of Common Stock listed on Schedule 3.3(b) to the Delfield Merger Agreement as being owned by such member, (C) shares of Common Stock acquired upon conversion of shares of the Company's Series A $0.62 Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") acquired by such member pursuant to the Delfield Merger Agreement, (D) any shares of Common Stock issued as, or issued directly or indirectly upon the conversion of other securities issued as, a dividend or other distribution with respect to or in replacement of such shares of Common Stock or Series A Preferred Stock or (E) with respect to shares beneficially owned by a Related Person of a New Scotsman Stockholder or a Related Person of a Permitted Person, shares of Common Stock acquired from such New Scotsman Stockholder or Permitted Person (provided that the provisions of this clause (iv) shall expire on January 12, 1999), and (v) any Group existing on and after January 12, 1999 solely by reason of the provisions of Sections 7.1 and 7.2 and the penultimate sentence of
      Section 7.3 of the Delfield Merger Agreement and Section 5.1 of the Whitlenge Share Acquisition Agreement and any agreements among the members of such Group to effectuate such provisions. Notwithstanding the foregoing, no Group or Person excepted by clause (iv) or (v) of the immediately preceding sentence shall constitute an "Existing 15% Holder" for purposes of this Agreement. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock of the Company outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to a percentage equal to or greater than, in the case of an Existing 15% Holder, the Increased Percentage, or, in the case of any other Person, 15%, of the


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      shares of the Common Stock then outstanding; provided, however, that if a
      Person other than those Persons excepted in clauses (i), (ii) or (iii) of the first sentence of this paragraph shall become the Beneficial Owner of a percentage equal to or greater than, in the case of an Existing 15% Holder, the Increased Percentage, or, in the case of any other Person, 15%, of the shares of the Common Stock then outstanding by reason of Common Stock purchases by the Company and shall, after such purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          For purposes of this Section 1(a), (i) "Delfield Merger Agreement" shall mean the Agreement and Plan of Merger dated as of January 11, 1994 among the Company, Scotsman Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, DFC Holding Corporation, a Delaware corporation, The Delfield Company, a Delaware corporation, and certain other parties thereto, (ii) "Whitlenge Share Acquisition Agreement" shall mean the Share Acquisition Agreement dated as of January 11, 1994 among the Company, Whitlenge Acquisition Limited, a private company limited by shares registered in England, Whitlenge Drink Equipment Limited, a private company limited by shares registered in England, and certain other parties thereto, (iii) "Group" shall mean two or more Persons acting or agreeing to act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of shares of Common Stock of the Company,
      (iv) a "Permitted Person" shall mean Continental Bank, N.A. and any other person listed on Schedule 3.3(b) of the Delfield Merger Agreement as beneficially owning shares of Common Stock and (v) a "Related Person" of a New Scotsman Stockholder or a Permitted Person shall mean (1) any Affiliate or Associate of such New Scotsman Stockholder or Permitted Person, (2) any relative, spouse or descendent of such New Scotsman



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      Stockholder or Permitted Person, (3) the spouse of any such descendent,
      (4) the estate of such New Scotsman Stockholder or Permitted Person, any such spouse of such New Scotsman Stockholder, any such descendent or the spouse of any such descendent, (5) any trust for the benefit of such New Scotsman Stockholder or Permitted Person, any such descendent or the spouse of any such descendent or (6) any charitable organization established for the benefit of such New Scotsman Stockholder or Permitted Person, any such descendent or the spouse of any such descendent."

     Section 2. Section 3(a) of the Rights Agreement is hereby amended by substituting the following for the first sentence of Section 3(a):

      "Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of shares of Common Stock of the Company equal to, in the case of an Existing 15% Holder, the Increased Percentage or more, or, in the case of any other Person, 15% or more, of the then outstanding shares of Common Stock of the Company (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for shares of Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of shares of Common Stock."

     Section 3. Section 11(a)(ii) of the Rights Agreement is hereby amended by deleting such Section in its entirety and by adding the following in lieu thereof:

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           "(ii)  Subject to Section 24 of this Agreement, in the event any
      Person shall become an Acquiring Person, then proper provision shall be made so that each holder of a Right, except as provided in this subparagraph (ii), shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of shares of Common Stock for which a Right is then exercisable, in accordance with the terms of this Agreement, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of shares of Common Stock for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Stock (determined pursuant to Section 11(d) hereof) on the fifth day after the date on which such Person shall have become an Acquiring Person, or the fifth day after the Shares Acquisition Date, whichever market price shall be less.

           From and after the date on which any Person shall have become an Acquiring Person, any Rights that are or were acquired or beneficially owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled."


     Section 4. Section 11(a)(iii) of the Rights Agreement is hereby amended by deleting such Section in its entirety and by adding the following in lieu thereof:

      "(iii) [SUBPARAGRAPH OMITTED]"

     Section 5. Section 25(b) of the Rights Agreement is hereby amended by deleting from the first and second lines thereof the phrase "In case any of the events set forth in


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Section 11(a)(ii) hereof shall occur," and by replacing it with the following in lieu thereof:

      "In case the event set forth in Section 11(a)(ii) hereof shall occur,"

     Section 6. Section 27 of the Rights Agreement is hereby amended by substituting the following for the fourth sentence of Section 27:

      "Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a)(other than the 95% threshold set forth in clause (I) of Section 1(a)) and 3(a) to a percentage that (subject to exceptions for specified Persons or Groups excepted from the definition of "Acquiring Person") is not less than the greater of (x) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan or any Person or Group otherwise excepted from the definition of "Acquiring Person") and (y) 10%."

     Section 7. The form of Right Certificate attached to the Rights Agreement as Exhibit A, as amended by Amendment No. 1 to Rights Agreement dated as of January 11, 1994 and Amendment No. 2 to Rights Agreement dated as of February 10, 1998, is hereby further amended by substituting the following phrase for the phrase "as amended as of January 11, 1994 and February 10, 1998" which was collectively added by such Amendments No. 1 and No. 2:

     "as amended as of January 11, 1994, February 10, 1998 and
     February 11, 1998"

     Section 8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     Section 9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     Section 10.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                            SCOTSMAN INDUSTRIES, INC.
Attest:




   Donald D. Holmes                         By:    Richard C. Osborne
------------------------                       -------------------------------
Name:  Donald D. Holmes                        Name:  Richard C. Osborne
Title: Vice President-Finance                  Title: Chairman of the Board,
                                                       President and CEO



                                            HARRIS TRUST & SAVINGS BANK
Attest:


    Susan M. Shadel                         By:       Ken Penn
-------------------------                      --------------------------------
Name:  Susan M. Shadel                         Name:  K. W. Penn
Title:  Assistant Vice President               Title:  Assistant Vice President




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